250 Glen Street Glens Falls, NY 12801 NASDAQ® Symbol: “AROW“ Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 761-6741

Arrow CFO to Retire

GLENS FALLS, N.Y. (February 7, 2017) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced today that Terry R. Goodemote has indicated his intention to retire from the Company.

Mr. Goodemote, a CPA, joined the Company in 1992 and has served as Executive Vice President and Chief Financial Officer of Arrow and as Senior Executive Vice President and Chief Financial Officer of Arrow's lead subsidiary, Glens Falls National Bank and Trust Company.

"Terry Goodemote has been a part of a senior management team that led Arrow's growth in assets from $722 million to $2.6 billion over the last two decades.  We thank him for his dedicated service to the Company,” said Arrow President and CEO Tom Murphy.

The search for Mr. Goodemote's successor will begin immediately.  To ensure a smooth transition, Mr. Goodemote has indicated that he will continue in his current role until his successor is chosen and may remain employed with the Company after such date in an advisory capacity to support the transition to his successor.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: McPhillips Insurance Agency, which is a division of Glens Falls National Insurance Agencies, LLC, and Upstate Agency, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.